Employment Agreement

This Employment Agreement (the “Agreement”) dated May 1, 2011 (the “Effective Date”) is between Voice Assist Inc., a Nevada public company having its principal place of business at Suite 100, 2 South Point Dr. Lake Forest, CA 92630 (the “Company”), and Vic Boyd, an individual currently residing in the City of Yorba Linda, CA (the “Employee”).

Background

The Company and Employee desire that the Company employ Employee as its Chief Information Officer.  Accordingly, the parties agree as follows.

Agreement

1.  EMPLOYMENT.  The Company hereby agrees to employ Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.  TERM.  For purposes of this Agreement, “Term” shall commence on the Effective Date and continue until terminated by either party in accordance with Section 5 of this Agreement.

2.  COMPENSATION.  Effective April 15, 2011:

a.  Salary.   The Company shall pay Employee a base salary of Twelve Thousand Dollars ($12,000) per month gross less taxes as required by law, payable in accordance with the Company’s normal policies but in no event less often than semi-monthly (the “Salary”).  Effective January 1 for each successive year this Agreement is in effect, compensation shall be adjusted, if at all, as determined by the CEO, in consultation with the Board of Directors of the Company.  In addition, Employer shall increase Employee’s Salary as follows:

i.  If the Company achieves annual revenues of $5,000,000, then Employee’s Salary shall increase to Twelve Thousand, Five Hundred Dollars ($12,500) per month; and

iii.  If the Company achieves annual revenues of greater than $8,000,000, then Employee’s Salary shall increase to Fifteen Thousand Dollars ($15,000) per month.

b.  Incentive Compensation.  The Company shall also pay to Employee incentive compensation in accordance with Addendum A, Employee Incentive Compensation Plan, attached hereto and made a part hereof by this reference.  Incentive Compensation shall be paid not less frequently than quarterly, and prorated as applicable.

c.  Incentive Stock Options.

i.  Management shall recommend to the Board that the Company issue Employee a stock option grant to purchase common shares of Company associated with the modification of Employee’s original employment agreement and a monthly stock option grant to purchase common shares of Company for reduced compensation, as further set forth in the Stock Option Agreement between the parties dated the effective date as set forth below:

i.  Until the Company achieves revenue milestones in a twelve month period of$3,000,000, $5,000,000, and $8,000,000, Management shall recommend to the Board that Employee receive a monthly grant for options to purchase shares of the common stock of the Company at $0.01.  The monthly amount of options will be based upon Employee salary level and revenue milestone.

d.  Stock Option Grant.  Upon execution of this Agreement, Management shall recommend to the Board that the Company shall grant to Employee an Option to purchase shares of common stock of the Company or receive a Stock Grant.  The amount of the Grant of shares or options that has been suggested is 25,000 but is subject to Board approval and whichever method of grant that is available to the company and retains a tax neutral event for Employee.

e.  Deferred Cash Compensation.  As of April 15, 2011, Employee is currently owed $7,500.00 in deferred cash compensation by the Company.  The parties agree that this deferred compensation shall be paid to Employee by the Company upon completion of an aggregate fund raising of at least $2,000,000.  If no such fund raising occurs prior to a Change of Control (as defined in the Company’s 2010 Stock Incentive Plan) of the Company or its dissolution, then the amount of deferred compensation shall be considered an employee payroll debt obligation of the Company.

3.  EMPLOYEE BENEFITS.  The Company and Employee agree as follows.

a.  General Benefits.  Employee shall be entitled to receive or participate in the Company currently medical insurance plan and such other health or welfare benefit plans as the Company may adopt in the same manner as other members of the Company’s senior management team.  Employee acknowledges that the level of awards or other participation in certain of such plans is subject to the discretion of the Company

b.  Business Expenses. In performing Employee’s duties and obligations under this Agreement.  the Company shall reimburse Employee for such expenses on a monthly basis, upon submission by Employee of appropriate receipts, vouchers or other documents, all in accordance with the Company’s expense reimbursement policy. Company shall provide a car allowance of $500 per month.

c.  Vacation.  Employee shall be entitled during each calendar year during the Term of this Agreement to a vacation of four (4) weeks (pro-rated for any partial year) during which time Employee’s compensation will be paid in full, on such dates as the Employee and CEO of the Company shall mutually agree.  No more than two (2) weeks of unused vacation time can be carried over to a subsequent calendar year.

4.  DUTIES/SERVICE

a.  Position. Employee is employed as Chief Information Officer and shall perform such services and duties as are defined in Addendum B, Job Description, attached hereto, and as are normally associated with such position, subject to the direction and supervision of the Chief Executive Officer of the Company.

b.  Place of Employment. The place of Employee’s employment and the performance of Employee’s duties will be at the Company’s corporate headquarters and at such location as mutually agreed upon by the Company and Employee.

c.  Extent of Services.  Employee shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of the Company.

Except as otherwise agreed by the Company and Employee in writing per Schedule C and addendums to Schedule C, it is expressly understood and agreed that Employee’s employment is full time.  Employee may not be employed by other entities or otherwise perform duties and undertakings on behalf of others or for his own interest that have an impact on his performance of his obligations under this Agreement, unless pre-approved by the Board of Directors.  [Additionally, the Company recognizes that Employee has, or may have in the future, non-passive equity positions in other companies that do not detract from Employee’s time from meeting his obligations under this Agreement.]

5.  TERMINATION.  The Term of this Agreement shall end upon written notice by either party in accordance with the terms of Section 6 of this Agreement.

a.  By the Company.  The Company may terminate this Agreement as follows:

i.  Without Cause.  The Company may terminate this Agreement with 14 days prior written notice at any time 60 days after the Effective Date without Cause.

ii.  With Cause.  The Company may terminate this Agreement at any time with Cause.

iii.  As used in this Agreement, the term Cause shall mean: (A) a material breach of by Employee of his Non-Disclosure and Intellectual Property Assignment Agreement (B) a material breach of any written agreement between Employee and the Company that might be established by mutual agreement that remains uncured after written notice of breach from the Company, (C) Employee’s continued failure to comply with the Company’s written policies or rules following written notice of non-compliance by the Company, (D) Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or (E) Employee’s gross negligence or willful misconduct.

b.  By Employee.

i.  Without Good Reason.  Employee may terminate this Agreement at any time upon 14 days’ prior written notice to the Company.

ii.  With Good Reason.  Employee may terminate this Agreement at any time for Good Reason.

iii.  As used in this Agreement, the term Good Reason shall mean a reduction by the Company in your base salary, amount of bonus eligibility or participation in benefit plans that is not part of a compensation reduction applicable to the entire executive team.  In each situation described above, Employee may terminate this Agreement for Good Reason only after notifying the Company of the specific action taken that Employee believes constitutes Good Reason, and the failure of the Company to promptly correct such action.

c. Liquidity Event.  If a Liquidity Event occurs for the Company, and if Employee is terminated without Cause or terminates for Good Reason as defined above, within 90 days before such Liquidity Event, then (a) notwithstanding any other provision of Employee’s Stock Option Agreement(s) to the contrary, all unvested options held by Employee shall become immediately vested and exercisable.  In addition, if Employee is terminated without Cause or terminates for Good Reason as defined above, either (x) within 90 days before such Liquidity Event or (y) at any time following such Liquidity Event, then Employee shall receive severance compensation consisting of one half (1/2) year of Salary (in the amount of $90,000) paid in accordance with the Company’s then current payroll practices, and continuation of all health and welfare benefits for one year.  The term “Liquidity Event” shall mean the acquisition of the Company, whether by stock purchase, asset purchase, merger or otherwise, the result of which causes the shareholders to receive either cash or publicly-traded equity securities of a company with a market capitalization that would qualify the company for listing on either the New York Stock Exchange or the NASDAQ Stock Market.

6.  CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT.   Employee’s employment is subject to the requirement that Employee sign, observe and agree to be bound, both during and after Employee’s employment, by the provisions of the Company’s Confidential Information and Invention Assignment Agreement, which is being executed by the parties as of the Effective Date.

7.  RETURN OF THE COMPANY PROPERTY.  Employee agrees that upon any termination of his employment, Employee shall return to the Company within a reasonable time not to exceed two (2) weeks, any of the Company’s property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of the Company with whom Employee has had contact or done business.

8.  NOTICES.  All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address, or by facsimile or electronic mail, with acknowledgement of receipt by the receiving party by the same means of transmission, to the addresses set forth in the preamble, subject to changes made by either party in accordance with this Paragraph 8.

9.  MISCELLANEOUS.

a.           Entire Agreement.  This Agreement and the Addendums hereto contain the entire agreement of the Parties.  This Agreement may not be altered, amended or modified except in writing duly executed by both of the Parties.

b.           Assignment.  Neither party, without the written consent of the other party, can assign this Agreement.  Notwithstanding the foregoing, the Company may assign this Agreement to an entity that acquires the business of the Company, whether by asset purchase, stock purchase, merger or otherwise, subject to the assumption of this Agreement by the acquiring entity.

c.           Binding.  This Agreement shall be binding upon and inure to the benefit of the Parties, their personal representative, successors and assigns and in the event of any subsequent merger, consolidation, or similar transaction by the Company, all rights of Employee shall continue and remain enforceable, at Employee’s election against any said successor or assign.

d.           No Waiver.  The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

e.           Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way.  The Parties hereto agree to replace any invalid provision with a valid provision which most closely approximates the intent of the invalid provision.

f.           Interpretation.  This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

g.           Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, without reference to the choice of law principles thereof.

h.           Arbitration.  Any dispute or claim arising to or in any way related to this Agreement shall be settled by binding arbitration in Lake Forest, California but any dispute or controversy arising out of or interpreting this Agreement shall be settled in accordance with the laws of the State of California as if this Agreement were executed and all actions were performed hereunder within the State of California.  All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA").  AAA shall designate an arbitrator from an approved list of arbitrators following both Parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party.  Each party shall pay its own expenses associated with such arbitration and except for the Company’s obligations under the Securities Exchange Act of 1934, the Parties agree to keep all such matters confidential.  A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.  The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the Parties included in the arbitration.  The decision of the arbitrator shall be binding upon the Parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

The only claims or disputes excluded from binding arbitration under this Agreement are the following. any claim by Employee for workers’ compensation benefits or for benefits under an the Company plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

i.  Titles.  Titles to the sections of this Agreement are solely for the convenience of the Parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

j.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

[signature page follows]

Authorized representatives of the Parties have executed this Agreement as of the day and year first written above.

The Company.                           VOICE ASSIST INC.,
a Nevada corporation

By. _/s/ Michael Metcalf_______________________
(signature)

Michael D. Metcalf
Chief Executive Officer

Employee.

__/s. Vic Boyd________________________
       Vic Boyd

ADDENDUM A

EMPLOYEE INCENTIVE COMPENSATION PLAN

1.  Employee Incentive Bonus.  Employee shall be entitled to a quarterly bonus in accordance with the Company’s incentive compensation plan, up to a maximum value of $30,000 per quarter.

2.  To be eligible for the bonus payment, the Employee must be employed on the last day of the quarter.  If the Employee is terminated or resigns for any reason after the end of such quarter, and before payment of the bonus, the Employee shall still be entitled to the bonus payment when paid to other participants in the Company’s incentive compensation plan.

3.  Until the Company achieves annual revenues of $8MM in a fiscal year, the Company shall pay all incentive bonuses in restricted grants of the Company’s common stock, whose price shall be the same price as the fair market value determined by the Board for the issuance of options to purchase the Company’s stock for such calendar quarter.

ADDENDUM B

JOB DESCRIPTION

SUMMARY

The Chief Information Officer has primary responsibility for the Network and IT Operations of the Company, and is accountable to the Chief Executive Officer and the Board of Directors for the results of performance of all Network, IT, and Telecommunications.

  Description of Duties
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ADDENDUM C
Approved Non-Voice Assist, Inc.
Business Activity Exemptions

Description of Business Activity:

None.